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                                                                  Exhibit 10.14

                                                   License Reference No: L993657

073099


     LICENSE AGREEMENT ("Agreement") dated July 30, 1999 ("Agreement Date") between INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation ("IBM"), and HEADWAY TECHNOLOGIES, INC., a California corporation ("HEADWAY").


     Each of the parties (as "Grantee") desires to acquire a nonexclusive license under patents of the other party (as "Grantor"). In consideration of the premises and mutual covenants herein contained, IBM and HEADWAY agree as follows:


Section 1.  Definitions
            -----------

1.1 "Information Handling System" shall mean any instrumentality or aggregate of instrumentalities primarily designed to compute, classify, process, transmit, receive, retrieve, originate, switch, store, display, manifest, measure, detect, record, reproduce, handle or utilize any form of information, intelligence or data for business, scientific, control or other purposes.

1.2 "IHS Product" shall mean an Information Handling System or any instrumentality or aggregate of instrumentalities (including, without limitation, any component, subassembly, computer program or supply) designed for incorporation in an Information Handling System. Any instrumentality or aggregate of instrumentalities primarily designed for use in the fabrication (including testing) of an IHS Product licensed herein shall not be considered to be an IHS Product.

1.3 "Licensed Patents" shall mean either IBM Licensed Patents or HEADWAY Licensed Patents as the context indicates.

1.4 "HEADWAY Licensed Patents" shall mean all patents, including utility models and typeface design patents and registrations (but not including any other design patents or registrations):

(a) issued or issuing on patent applications entitled to an effective filing date on or before December 31, 2002; and
(b) under which patents or the applications therefor HEADWAY or any of its Subsidiaries has as of the Agreement Date, or thereafter obtains, the right to grant licenses to IBM of or within the scope granted herein without such grant or the exercise of rights thereunder resulting in the payment of royalties or other consideration by HEADWAY or its

[*]=CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.


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     Subsidiaries to third parties (except for payments among HEADWAY and its
     Subsidiaries, and payments to third parties for inventions made by said third parties while employed by HEADWAY or any of its Subsidiaries).


HEADWAY Licensed Patents shall include said patent applications, continuations-in-part of said patent applications, and any patents reissuing on any of the aforesaid patents.


1.5 "IBM Patents" shall mean all patents, including utility models and typeface design patents and registrations (but not including any other design patents or registrations).

(a) issued or issuing on patent applications entitled to an effective filing date on or before December 31, 2002; and
(b) under which patents or the applications therefor IBM or any of its Subsidiaries has as of the Agreement Date, or thereafter obtains, the right to grant licenses to HEADWAY of or within the scope granted herein without such grant or the exercise of rights thereunder resulting in the payment of royalties or other consideration by IBM or its Subsidiaries to third parties (except for payments among IBM and its Subsidiaries, and payments to third parties for inventions made by said third parties while employed by IBM or any of its Subsidiaries).


IBM Patents shall include said patent applications, continuations-in-part of said patent applications, and any patents reissuing on any of the aforesaid patents.

1.6 "IBM Licensed Patents" shall mean up to, but not exceeding, eleven (11) IBM Patents designated as IBM Licensed Patents in writing by HEADWAY to IBM on or before March 31, 2003. HEADWAY's designation of a particular IBM Patent as an IBM Licensed Patent pursuant to this Section 1.6 shall be irrevocable.

1.7  "IBM Licensed Products" shall mean IHS Products.

1.8 "Magnetic Transducer" shall mean a magnetic transducing unit (with or without a Slider) primarily designed for reading, writing or erasing information on, in or from a Magnetic Disk by transducing certain magnetic characteristics of such disk to electrical signals, or vice versa, which characteristics and signals are indicative of such information. Magnetic Transducer shall not include apparatus designed for magneto-optical or optical recording. A Magnetic Transducer is an IHS Product.

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1.9  "Slider" shall mean a structure primarily designed for supporting one or more Magnetic Transducers in a transducing relationship with a moving Magnetic Disk by having a surface maintained in contact with a surface of such moving Magnetic Disk or in combination with the fluid flow generated by the movement of such moving Magnetic Disk in close proximity above the surface a such moving Magnetic Disk.

1.10 "Magnetic Disk" shall mean a platter-like rigid element having a magnetic material coated or plated on or otherwise deposited on, or incorporated in, one or both planar surfaces of said element and primarily designed for magnetically storing digital information recorded thereon or reproduced therefrom while said element is rotating. Magnetic Disk does not include a magnetic disk designed primarily for magneto-optically storing digital information recorded thereon or reproduced therefrom.

1.11 "Head Gimbal Assembly" shall mean the combination of a Suspension and at least one Magnetic Transducer (with or without a Slider), wherein the Magnetic Transducer is interconnected with and supported by said Suspension in a manner allowing some degree of movement of the Magnetic Transducer about one or more orthogonal axes of rotation of the Suspension and movement of the Suspension in a plane perpendicular to the recording surface of a Magnetic Disk.

1.12 "Suspension" shall mean a cantilever member which is used for supporting one or more Magnetic Transducers, wherein the cantilever member is located between said transducer (with or without a Slider) and a supporting member (typically an actuator or actuator arm) and includes any electrical leads attached thereto or incorporated therein. Suspension does not include the Slider, the Magnetic Transducer, the supporting member, the actuator, the actuator arm and/or the Arm Electrical Components.

1.13 "Arm Electrical Components" shall mean electrical devices or elements and combinations thereof, other than the electrical leads on the Suspension, which devices, elements or combinations are attached to, connected to and/or incorporated in the Suspension, actuator or actuator arm.

1.14 "Authorized Assembler" shall mean a third party that, pursuant to a written contract with a Grantee, assembles Grantee's Licensed Products, in accordance with written

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specifications provided by said Grantee, for sale under Grantee's brand name.

1.15 "Subsidiary" of a party hereto or of a third party shall mean a corporation, company or other entity:

(a) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by a party hereto or such third party, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists; or

(b) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is now or hereafter, owned or controlled, directly or indirectly, by a party hereto or such third party, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.


1.16  "Effective Date" shall mean February 4, 1997.


Section 2.  Grants of Rights
            ----------------

2.1 HEADWAY, on behalf of itself and its Subsidiaries grants to IBM, a nonexclusive, fully paid up, worldwide license under the HEADWAY Licensed Patents.

(a) to make (including the right to use any apparatus and practice any method in making), use, import, offer for sale, lease, sell and/or otherwise transfer IBM Licensed Products; and
(b) to have IBM Licensed Products made by another manufacturer for the use, importation, offer for sale, lease, sale and/or other transfer by IBM only when the conditions set forth in Section 2.2 are met.

A particular IBM Licensed Product shall be licensed under only those of HEADWAY's Licensed Patents which, but for the license granted herein, would be infringed (including contributory infringement) by IBM's making, using, importing, offering for sale, leasing, selling and/or otherwise transferring such product.

2.2 The license granted in Section 2.1(b) to IBM to have products made by another manufacturer:

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(a)  shall only apply to products sold to IBM after the Agreement Date;
(b) shall only apply when the specifications for such IBM Licensed Products were created by IBM (either solely or jointly with one or more third parties);
(c) shall only be under claims of HEADWAY Licensed Patents, the infringement of which would be necessitated by compliance with such specifications; and
(d) shall not apply to (i) any methods used, or (ii) any products in the form manufactured or marketed, by said other manufacturer prior to IBM's furnishing of said specifications.

Unless IBM informs HEADWAY to the contrary, IBM shall be deemed to have authorized said other manufacturer to make IBM Licensed Products under the license granted to IBM in Section 2.1 when the conditions specified in this
Section 2.2 are fulfilled. In response to a written request identifying a product and a manufacturer, IBM shall in a timely manner inform HEADWAY of the quantity of such product, if any, manufactured by such manufacturer pursuant to the license granted in Section 2.1(b).

2.3 IBM, on behalf of itself and its Subsidiaries grants to HEADWAY, a nonexclusive and worldwide license under the IBM Licensed Patents.

(a) to make (including the right to use any apparatus and practice any method in making), use, import, offer for sale, lease, sell and/or otherwise transfer Magnetic Transducers and Head Gimbal Assemblies;
     and

(b) to have Magnetic Transducers and Head Gimbal Assemblies made by another manufacturer for the use, importation, offer for sale, lease, sale and/or other transfer by HEADWAY only when the conditions set forth in Section 2.4 are met.

A particular Magnetic Transducer or Head Gimbal Assembly shall be licensed under only those claims of the IBM Licensed Patents which, but for the license granted herein, would be infringed(including contributory infringement) by HEADWAY' s making, using, importing, offering for sale, leasing, selling and/or otherwise transferring such Magnetic Transducer and Head Gimbal Assembly. The license granted in this Section 2.3 to make and have made Head Gimbal Assemblies shall not include making or having made Suspensions or Arm Electrical Components.

The license granted by IBM to HEADWAY hereunder shall become fully paid up upon receipt by IBM of all payments required under Section 4.

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2.4  The license granted in Section 2.3 to HEADWAY to have Magnetic Transducers and Head Gimbal Assemblies made by another manufacturer:

(a) shall only apply to Magnetic Transducers and Head Gimbal Assemblies sold to HEADWAY after the Agreement Date;

(b) shall only apply when the specifications for such Magnetic Transducers and Head Gimbal Assemblies were created by HEADWAY (either solely or jointly with one or more third parties);

(c) shall only be under claims of IBM Licensed Patents, the infringement of which would be necessitated by compliance with such specifications; and

(d) shall not apply to (i) any methods used, or (ii) any products in the form manufactured or marketed, by said other manufacturer prior to HEADWAY's furnishing of said specifications.

Unless HEADWAY informs IBM to the contrary, HEADWAY shall be deemed to have authorized said other manufacturer to make Magnetic Transducers and Head Gimbal Assemblies under the license granted to HEADWAY in Section 2.3 when the conditions specified in this Section 2.4 are fulfilled. In response to a written request identifying a product and a manufacturer, HEADWAY shall in a timely manner inform IBM of the quantity of such Magnetic Transducers and Head Gimbal Assemblies, if any, manufactured by such manufacturer pursuant to the license granted in Section 2.3.

2.5 Except as expressly provided herein, no license or immunity is granted under this Agreement by either party, either directly or by implication, estoppel or otherwise to any third parties acquiring items from either party for the combination of such acquired items with other items (including items acquired from either party hereto) or for the use of such combination even if such items have no substantial use other than as part of such a combination.

2.6 Subject to Section 2.7, the licenses granted herein shall include the right of each party to grant sublicenses to its Subsidiaries existing on or after the Agreement Date, which sublicenses may include the right of sublicensed Subsidiaries to sublicense other Subsidiaries of said party. No sublicense shall be broader in any respect at any time during the life of this Agreement than the license held at that time by the party that granted the sublicense.

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2.7  A sublicense granted to a Subsidiary shall terminate on the earlier of:

(a)  the date such Subsidiary ceases to be a Subsidiary; and

(b) the date of termination or expiration of the license of the party or Subsidiary that granted the sublicense.

If a Subsidiary ceases to be a Subsidiary and holds any patents under which a party hereto is licensed, such license shall continue for the term defined herein.

2.8 In the event that neither a party nor any of its Subsidiaries has the right to grant a license under any particular Licensed Patent of the scope set forth in Section 2, then the license granted herein under said Licensed Patent shall be of the broadest scope which said party or any of its Subsidiaries has the right to grant within the scope set forth above.

2.9 If, after the Agreement Date, a party or any of its Subsidiaries ("Acquiring Party") either acquires an entity or acquires substantially all of the assets from an entity, and said entity is, as of the date of acquisition, licensed by the other party ("Licensor") under one or more Licensed Patents through an existing agreement pursuant to which royalties or other payments are made by said entity to Licensor, then the license and other rights granted herein to the Acquiring Party with respect to said Licensed Patents shall apply to products manufactured by said entity or through the use of said assets, provided that such royalties or other payments shall continue to be made by the Acquiring Party or said entity to the Licensor with respect to such products notwithstanding that the Acquiring Party may have been licensed for the same products before the acquisition.

2.10 If one party (the "Transferring Party") transfers a product line after the Agreement Date, either as part of or separate from a disposition of a Subsidiary to any third party, and if such transfer includes at least one marketable product and tangible assets having a net value of at least twenty-five million US dollars ($25,000,000.00), then after written request to the other party hereto jointly by the Transferring Party and such third party within sixty (60) days following the transfer, the other party hereto agrees to grant a royalty-free license (under the same terms as the license granted to the Transferring Party herein) under its Licensed Patents for the field (as defined between the Transferring Party and the other party) of such product line to the ex-Subsidiary in the case of a

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disposition of a Subsidiary, or to such third party if not such a disposition,
(each referred to as the "Recipient") provided that:

(a) such field shall not: be defined more broadly than appropriate to cover the particular product line being transferred, including extensions thereto based on the same technology;
(b) the license granted shall be limited in the twelve (12) months immediately following such transfer to a volume of licensed products having an aggregate selling price equal to no more than the aggregate selling prices of such products by said one party in the twelve (12) months preceding such transfer plus ten percent (10%); and shall be limited, in each of the successive twelve-month periods following such transfer, to a volume of licensed products having an aggregate selling price equal to no more than the limit for the immediately preceding twelve-month period plus ten percent (10%);
(c) the Recipient shall grant to such other party a royalty-free license (under the same terms as the license granted to such other party herein) under all Recipient Patents for all products licensed herein to such other party on the date of the product line transfer. "Recipient Patents" shall mean all patents throughout the world under which, at any time commencing with the date of the product line transfer, the Recipient or any of its Subsidiaries has the right to grant such licenses; and
(d) this Section 2.8, Section 3, and Section 4 shall be omitted from the license granted to the Recipient.

2.11 A product which, if assembled by Grantee, would be licensed to Grantee hereunder shall also be licensed hereunder if assembled by an Authorized Assembler, provided:

(a) the purchase price paid to Grantee for items included in the product exceeds * percent (*) of the total cost of manufacturing and/or purchasing all of the items included in the product; and
(b)  the product is sold under Guantee's brand name.


Section 3.  Releases
            --------

3.1 Each party (as "Releasor") on behalf of itself and its Subsidiaries which are Subsidiaries on the Agreement Date, irrevocably releases the other party, its Subsidiaries which are Subsidiaries on the Agreement Date and its and their respective customers from any and all claims of infringement of Releasor's Licensed Patents which claims are based on acts prior to the

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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Effective Date, which, had they been performed after the Effective Date would have been licensed under this Agreement.

The release contained herein shall not apply to any person other than the persons named in this Section 3 and shall not apply to the manufacture of any items by any person other than the parties and their Subsidiaries. The release granted by HEADWAY to IBM is effective immediately. The release granted by IBM to HEADWAY shall become effective upon receipt of all payments specified in
Section 4.

Section 4.   Payment
             -------

4.1.1 As partial consideration for the license, release, and other rights granted by IBM herein, HEADWAY shall pay to IBM the total sum of * U.S. dollars *, payable in installments as follows:

(a)  *  U.S. dollars
    (*) within 30 days after execution of this agreement by both parties;
(b)  *  U.S. dollars (*) on or before August 1, 2000;
(c)  *  U.S. dollars (*) on or before August 1, 2001:
(d)  *  U.S. dollars on or before August 1, 2002: and
(e)  *  U.S. dollars * on or before December 1, 2002.

4.1.2 The payments specified in Section 4.1.1 are based on a projected cumulative gross revenue less than or equal to one billion five hundred million U.S. dollars ($1,500,000,000.00)(such amount to be referred to hereafter as the "Revenue Cap") during the period commencing with the Effective Date to and including December 31, 2001 (the "Period"), from the sale, lease or other transfer by HEADWAY of Magnetic Transducers and Head Gimbal Assemblies on which royalties would be due if HEADWAY were paying on a royalty bearing basis. HEADWAY shall notify IBM in writing: within 30 days after execution of this Agreement by both parties, the actual gross revenue for the period commencing with the Effective Date to and including December 31, 1998; and by January 31 in 2000, 2001, and 2002, the actual gross revenue ("AGR") for the immediately preceding calendar year. Upon IBM's written request, HEADWAY shall permit IBM and/or IBM's designee to examine HEADWAY's records and other materials for the purpose of verifying such AGR.


[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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If the actual cumulative gross revenue ("ACGR") exceeds the Revenue Cap during the Period, HEADWAY shall pay IBM, in addition to the amounts owed under Section 4.1.1:

(a) for the year during the Period in which ACGR first exceeded the Revenue Cap, no later than January 31 of the following year, a supplemental royalty payment ("SRP1") computed as follows:

     SRP1 =  * x (ACGR1 -  Revenue Cap)/*  ,

     where ACGR1 is the ACGR as of December 31 of the year in which ACGR first exceeded the Revenue Cap; and

(b) for each successive year during the Period, no later than January 31 of the year following such successive year, a supplemental royalty payment ("SRP") computed as follows:

     SRP =    * x (the AGR for such successive year)/*  .

4.2 HEADWAY shall be liable for interest on any overdue payment required to be made pursuant to Section 4, commencing on the date such payment becomes due, at an annual rate which is the greater of * percent (* %) or * percentage points
* than the prime interest rate as quoted by the head office of Citibank N.A., New York, at the close of banking on such date, or on the first business day thereafter if such date falls on a non-business day. If such interest rate exceeds the maximum legal rate in the jurisdiction where a claim therefor is being asserted, the interest rate shall be reduced to such maximum legal rate.

4.3 If an installment payment set forth in Section 4.1.1, or a supplemental payment set forth in Section 4.1.2, is not made by its due date, and if such payment, plus interest pursuant to Section 4.2, is not made prior to fifteen
(15) days after such due date, then, at IBM's sole option, either:

(a) all of the above installment payments that have not been paid shall automatically become due and payable in full on the fifteenth day after IBM sends written notice of its election to accelerate the remaining payments; or

(b) all licenses and other rights granted herein to HEADWAY shall automatically terminate on the fifteenth day after IBM sends written notice of its election to terminate HEADWAY's rights. In such event, HEADWAY shall remain obligated to


[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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     pay all installments which had become due prior to such notice (plus interest thereon as provided in Section 4.2).

4.4 As additional consideration for the license, release and other rights granted by IBM herein, HEADWAY grants to IBM and its Subsidiaries, pursuant to the Technology Transfer Agreement No. L993658 between International Business Machines Corporation and Headway Technology, Inc., a non-exclusive, worldwide license and other rights with respect to certain technology licensable by HEADWAY, as described in such agreement.

Section 5.   Term of Agreement; Acquisition of a Party
             -----------------------------------------

5.1 The term of the licenses granted under this Agreement shall be from the Effective Date until the last to expire of the Licensed Patents, unless earlier terminated under the provisions of this Agreement.

5.2 IBM shall have the right to terminate the license and any other rights granted to HEADWAY granted under this Agreement if HEADWAY fails at any time to make any payment required herein, and if HEADWAY does not cure such failure (including the payment of any interest) within sixty (60) days after written notice from IBM to HEADWAY specifying the nature of such failure.

5.3 If one party (the "Acquired Party") is acquired by a third party, becoming a Subsidiary of such third party.

(a) the Acquired Party shall promptly give notice of such acquisition to the other party; and

(b) the license granted to the Acquired Party and all sublicenses (if any) granted to the Acquired Party's remaining Subsidiaries shall automatically become limited to only products identical ("identical" products do not include improvements, enhancements, substitutions, extensions, new releases, new versions, or follow-ons) with those manufactured and marketed by said Acquired Party (or, in the case of a Subsidiary, by such Subsidiary) within the licenses granted in this Agreement (or in such sublicense) prior to such acquisition.

5.4 If one party (the "Acquired Party") is acquired by a third party such that it is no longer a separate legal entity, the license granted to the Acquired Party shall terminate as of the date of acquisition. The Acquired Party shall require, as a condition precedent to the acquisition, that the third party pay

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to the other party the next payment which would become due under this Agreement after said date, if any.


Section 6.   Means of Payment and Communication
             ----------------------------------

6.1 Payment shall be made by electronic funds transfer. Payments shall be deemed to be made on the date credited to the following account.

     IBM, Director of Licensing
     The Bank of New York
     1 Wall Street
     New York, New York 10286
     United States of America
     Credit Account No. 890-0209-674
     ABA No. 0210-0001-8

6.2 Notices and other communications shall be sent by facsimile or by registered or certified mail to the following addresses and shall be effective upon mailing-

     For IBM:                       For HEADWAY:
     Director of Licensing          Headway Technologies, Inc.
     IBM Corporation                Chief Financial Officer
     500 Columbus Avenue            678 South Hillview Avenue
     Thornwood, New York 10594      Milpitas, CA 95035
     Facsimile: (914) 742-6737      Facsimile: (408) 934-5474


6.3 All payments and correspondence shall reference the License Reference No. set forth above.


Section 7.  Miscellaneous
            -------------

7.1 Neither party shall assign or grant any right under any of its Licensed Patents unless such assignment or grant is made subject to the terms of this Agreement.


7.2 Neither party shall assign any of its rights (other than the right to receive payments) or delegate any of its obligations under this Agreement. Any attempt to do so shall be void. However, a party which undergoes reorganization may assign such rights and delegate such obligations to its legal successor, provided that after the reorganization, the successor and its Subsidiaries will have essentially the same assets as such party and its Subsidiaries had prior to the reorganization.

7.3 Neither party shall use or refer to this Agreement or any of its provisions in any promotional activity.

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7.4  Each party represents and warrants that it has the full right and power to grant the license and release set forth in Sections 2 and 3. Each party (as a Grantor) further represents and warrants that prior to the Agreement Date, it has informed the other party of any patent originating from inventions made by employees of Grantor or its Subsidiaries, which patent is or was owned by Grantor or its Subsidiaries as of the Effective Date, and which patent, owing to prior arrangements with third parties, does not qualify as a Licensed Patent of Grantor under which licenses are or may be granted in Section 2. A listing of such patents owned by IBM is attached as Attachment A. Neither party makes any other representation or warranty, express or implied, nor shall either party have any liability in respect of any infringement of patents or other rights of third parties due to the other party's operation under the license herein granted.

7.5 Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any non-patent intellectual property right, or any patents or patent applications, other than the Licensed Patents. Neither party is required hereunder to furnish or disclose to the other any technical or other information (including copies of Licensed Patents) except as specifically provided herein.

7.6 Neither party shall have any obligation hereunder to institute any action or suit against third parties for infringement of any of its Licensed Patents or to defend any action or suit brought by a third party which challenges or concerns the validity of any of its Licensed Patents. Neither party shall have any right to institute any action or suit against third parties for infringement of any of the other party's Licensed Patents. Neither party, nor any of its Subsidiaries, is required to file any patent application, or to secure any patent or patent rights, or to maintain any patent in force.

7.7 Each party shall, upon a request from the other party sufficiently identifying any patent or patent application, inform the other party as to the extent to which said patent or patent application is subject to the licenses and other rights granted hereunder. If such licenses or other rights under said patent or patent application are restricted in scope, copies of all pertinent provisions of any contract or other arrangement creating such restrictions shall, upon request, be furnished to the party making such request, unless such disclosure is

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prevented by such contract, and in such event, a statement of the nature of such restriction shall be provided.

7.8 If a third party has the right to grant licenses under a patent to a party hereto (as a "Licensee") with the consent of the other party hereto, said other party shall provide said third party with any consent required to enable said third party to license said Licensee on whatever terms such third party may deem appropriate. Each party hereby waives any right it may have to receive royalties or other consideration from said third party as a result of said third party's so licensing said Licensee within the scope of the licenses granted under
Section 2 of this Agreement.

7.9 This Agreement shall not be binding upon the parties until it has been signed hereinbelow by or on behalf of each party. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed as aforesaid, except that IBM may amend Section 6.1 and either party may amend its address in Section 6.2 by written notice to the other party.

7.10 If any section of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of such section in every other respect and the remainder of this Agreement shall continue in effect so long as the Agreement still expresses the intent of the parties. However, if the intent of the parties cannot be preserved, this Agreement shall be either renegotiated or terminated.

7.11 This Agreement shall be construed, and the legal relations between the parties hereto shall be determined, in accordance with the law of the State of New York, USA, as such law applies to contracts signed and fully performed in New York.

7.12 The headings of sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

7.13 Until January 1, 2003, each party agrees not to disclose this Agreement to any third party (other than its Subsidiaries) without the prior written consent of the other party. This obligation is subject to the following exceptions-

(a) disclosure is permissible if required by government or court order, provided the party required to disclose first gives the other prior written notice to enable it to seek a protective order;

(b)  disclosure is permissible if otherwise required by law;
(c) disclosure is permissible if required to enforce rights under this Agreement;
(d)  each party may use similar terms and conditions in other agreements; and
(e) each party may disclose this Agreement or its contents to the extent reasonably necessary, on a confidential basis, to its accountants, attorneys, financial advisors, its present or future providers of venture capital and/or potential investors in or acquirers of such party or product lines which qualify under Section 2.8.

The nondisclosure obligation shall be satisfied by a party if it treats this Agreement in the same manner as it treats its other similar contracts.

This Agreement and its attachments embody the entire understanding of the parties with respect to the Licensed Patents, and replaces any prior oral or written communications between them.


Agreed to:                           Agreed to.
HEADWAY TECHNOLOGIES, INC.           INTERNATIONAL BUSINESS
                                     MACHINES CORPORATION



By:   /s/ T. A. Surran               By:  /s/ M. C. Phelps
   --------------------------           ----------------------
        T. A. Surran                       M. C. Phelps, Jr.
    Chief Financial Officer                Vice President


Date:       8/3/99                   Date:       7/30/99
      -----------------------               ------------------

ATTACHMENT A


                              Non-Licensed Patents

              PATENTS OWNED BY IBM WHICH ARE NOT LICENSED PATENTS


  PATENT NUMBER        TITLE
  -------------        -----

  U.S. 4,933,889       Method for fine decomposition in finite
                       element mesh generation
       5,125,038       Face and edge trim method for an automatic
                       mesh generation system
       5,214,752       Point placement method for use in a
                       three-dimensional automatic mesh generation system
       5,487,120       Optical wavelength division multiplexer for
                       high speed, protocol-independent serial data
                       sources
       5,553,206       Method and system for producing mesh
                       representations of objects
       5,522,019       Methods and apparatus for efficiently
                       generating isosurfaces and for displaying
                       isosurfaces and surface contour line image
                       data
       5,553,009       Parallel method for subdivision of arbitrary
                       curved solids
       5,402,801       System and Method for Augmentation of Surgery
       5,630,431       System and Method for Augmentation of Surgery
       5,417,210       System and Method for Augmentation of
                       Endoscopic Surgery
       5,572,999       Robotic System for Positioning a Surgical
                       Instrument Relative to a Patient's Body
       5,397,323       Remote Center-of-Motion Robot for Surgery
       5,343,385       Interference-Free Insertion of a Solid Body
                       Into a Cavity
       5,279,309       Signalling Device and Method for Monitoring
                       Positions in a Surgical Operation
       5,445,166       System for Advising a Surgeon
       5,695,500       System for Manipulating Movement of a
                       Surgical Instrument with Computer Controlled
                       Brake

       5,086,401       Image-Directed Robotic System for Precise
                       Robotic Surgery Including Redundant
                       Consistency Checking
       5,299,288       Image-Directed Robotic System for Precise
                       Robotic Surgery Including Redundant
                       Consistency Checking
       5,408,409       Image-Directed Robotic System for Precise
                       Robotic Surgery Including Redundant
                       Consistency Checking


and all continuations (including continuations in part), divisions, reissues and foreign counterparts thereof.

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